EXHIBIT 99.1

Contact:        Curtis Garner
Chief Financial Officer
Otelco Inc.
205-625-3571
Curtis@otelcotel.com

Otelco Reports Third Quarter 2012 Results

ONEONTA, Alabama (November 6, 2012) – Otelco Inc. (NASDAQ: OTT) (TSX: OTT.un), a wireline telecommunications services provider in Alabama, Maine, Massachusetts, Missouri, New Hampshire, Vermont and West Virginia, today announced results for its third quarter ended September 30, 2012.  Key highlights for Otelco include:

•	Total revenues of $24.4 million for third quarter 2012.
•	Operating income of $6.5 million for third quarter 2012.
•	Adjusted EBITDA (as defined below) of $11.4 million for third quarter 2012.

“Third quarter results produced Adjusted EBITDA of $11.4 million, which represented a 5% increase over the second quarter of 2012 and a 2.5% increase over the same quarter in 2011,” said Mike Weaver, President and Chief Executive Officer of Otelco. “The improvement in results from second to third quarter 2012 is primarily attributable to the cost and expense reductions that we instituted at the end of June. Our cash balance increased to $27.2 million, reflecting the growth in EBITDA, continued moderate capital investment in our business and the deferral of third quarter interest on our IDS debt.

“We continue to work with Time Warner Cable on a transition agreement that we expect will allow for the conversion of service to begin in January and be completed within six months,“ Weaver continued. “While the term of the agreement is currently expected to be for six months, the conversion of service from Otelco to Time Warner will likely be completed in a shorter time interval.

“We announced last quarter that we engaged Evercore Partners, an investment banking firm, to assist us in exploring our strategic alternatives to address the existing levels of debt and strengthen our balance sheet,” added Weaver.  “The Company is engaged in negotiations with the lenders under its senior credit facility with respect to a potential balance sheet restructuring.  In addition, on October 5, 2012, the Company retained restructuring counsel to aid in this process.  Together with its advisors, the Company will evaluate its alternatives.”

“In order to continue to conserve cash, the board of directors has exercised its contractual right under the indenture governing our senior subordinated notes to defer interest on the senior subordinated notes for fourth quarter 2012. Under the indenture, the board is permitted to defer interest on up to four occasions with respect to up to two quarters per occasion before resuming interest payments, including interest on the deferred interest.  The deferral of the interest for fourth quarter will conserve $3.5 million cash.

 “While we are pursuing the balance sheet restructuring options, our operations teams continue to introduce new products, enhance existing services and focus on cost reductions and cash conservation,” continued Weaver.  “In Alabama, our new offering of security services to residential and business customers has been well received.  In addition, the fiber installation is complete to all but two of the county school systems in Blount County (AL) in the ten school contract. We sold our first Hosted PBX system in Western Massachusetts and continue to grow this product in New Hampshire and Maine. Our Missouri operations have plans for two more locations to introduce our wireless Internet offering. Creative negotiations and transport will further reduce our long distance costs for the service we provide our customers.

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Otelco Reports Third Quarter 2012 Results

November 6, 2012

“We will continue to review our operations and cost structure, making every effort to improve efficiency and further reduce costs,” concluded Weaver.  “Modest price increases have been implemented or are planned where allowed by regulatory agencies, existing contractual obligations and market conditions.”

Third Quarter 2012 Financial Summary
(Dollars in thousands, except per share amounts)
(Unaudited)
	Three Months Ended September 30,		Change
	2011	2012	Amount	Percent
Revenues	$25,303	$24,428	$(875)	(3.5	) %
Operating income	$6,124	$6,487	$363	5.9%
Interest expense	$(6,222)	$(5,674)	$548	(8.8	) %
Net income available to stockholders	$885	$316	$(569)	(64.3	) %
Basic net income per share	$0.07	$0.02	$(0.05)	(71.4	) %

Adjusted EBITDA(a)	$11,094	$11,369	$275	2.5%
Capital expenditures	$2,097	$851	$(1,246)	(59.4	) %

	Nine Months Ended September 30,		Change
	2011	2012	Amount	Percent
Revenues	$76,196	$74,516	$(1,680)	(2.2	) %
Operating income (loss)	$18,771	$(134,957)	$(153,728)	*
Interest expense	$(18,592)	$(17,162)	$(1,430)	(7.7	) %
Net income (loss) available to stockholders	$2,173	$(126,876)	$(129,049)	*
Basic net income (loss) per share	$0.16	$(9.60)	$(9.76)	*

Adjusted EBITDA(a)	$34,393	$33,659	$(734)	(2.1	) %
Capital expenditures	$8,448	$3,396	$(5,052)	(59.8	) %

* Not a meaningful calculation

Reconciliation of Adjusted EBITDA(a) to Net Income (Loss)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2012	2011	2012
Net income (loss)	$885	$316	$2,173	$(126,876)
Add: Depreciation	2,922	2,467	8,751	7,942
Interest expense - net of premium	5,880	5,332	17,566	16,136
Interest expense - amortize loan cost	342	342	1,026	1,026
Income tax expense (benefit)	(323)	498	36	(24,690)
Change in fair value of derivatives	(654)	-	(1,641)	(241)
Loan fees	19	19	57	57
Amortization - intangibles	2,023	2,147	6,425	7,076
Goodwill impairment	-	(344)	-	143,654
Impairment of long-lived assets	-	-	-	8,622
Restructuring expense	-	592	-	953
Adjusted EBITDA	$11,094	$11,369	$34,393	$33,659

 (a) Adjusted EBITDA is defined as consolidated net income (loss) plus interest expense, depreciation and amortization, income taxes and certain non-recurring fees, expenses or charges and other non-cash charges reducing consolidated net income.  Adjusted EBITDA is not a measure calculated in accordance with generally acceptable accounting principles (GAAP).  While providing useful information, Adjusted EBITDA should not be considered in isolation or as a substitute for consolidated statement of operations data prepared in accordance with GAAP.  The Company believes Adjusted EBITDA is useful as a tool to analyze the Company on the basis of operating performance and leverage.  The definition of Adjusted EBITDA corresponds to the definition of Adjusted EBITDA in the indenture governing the Company’s senior subordinated notes and its credit facility and certain of the covenants contained therein.  The Company’s presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

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Otelco Reports Third Quarter 2012 Results

November 6, 2012

Otelco Inc. - Key Operating Statistics ⁽²⁾
(Unaudited)						Quarterly
						% Change
	December 31,		March 31,	June 30,	September 30,	from
	2010	2011	2012	2012	2012	June 30, 2012
Otelco access line equivalents(1)	99,639	102,378	101,885	101,184	100,195	(1.0	) %

RLEC and other services:
Voice access lines	45,461	46,202	45,200	44,546	43,816	(1.6	) %
Data access lines	20,852	22,904	23,105	23,156	22,977	(0.8	) %
Access line equivalents(1)	66,313	69,106	68,305	67,702	66,793	(1.3	) %
Cable television customers	4,227	4,201	4,216	4,163	4,181	0.4%
Satellite television customers	125	226	229	231	232	0.4%
Additional internet customers	6,975	5,414	5,159	4,896	4,690	(4.2	) %
RLEC dial-up	393	301	273	248	211	(14.9	) %
Other dial-up	4,300	2,797	2,501	2,266	2,083	(8.1	) %
Other data lines	2,282	2,316	2,385	2,382	2,396	0.6%

CLEC:
Voice access lines	29,944	30,189	30,476	30,355	30,341	(0.0	) %
Data access lines	3,382	3,082	3,104	3,127	3,061	(2.1	) %
Access line equivalents(1)	33,326	33,271	33,580	33,482	33,402	(0.2	) %
Wholesale network connections(3)	149,043	157,144	159,560	161,766	162,700	0.6%

	For the Years Ended		For the Three Months Ended
	December 31,		March 31,	June 30,	September 30,
	2010	2011	2012	2012	2012
Total Revenues (in millions):	$104.4	$101.8	$25.4	$24.7	$24.4
RLEC	$58.4	$57.4	$14.2	$14.1	$13.6
CLEC	$46.0	$44.4	$11.2	$10.6	$10.8
(1)  We define access line equivalents as voice access lines and data access lines (including cable modems, digital subscriber lines, and dedicated data access trunks).
(2)  We acquired STC on October 14, 2011. At December 31, 2011, STC had 3,309 voice access lines and 1,672 data access lines, or 4,981 access line equivalents, and 55 dial-up internet customers which are included in the Key Operating Statistics.
(3) Time Warner Cable is the source for approximately 98% of wholesale network connections.

FINANCIAL DISCUSSION FOR THIRD QUARTER 2012:

All financial information includes the acquisition of Shoreham Telephone Company Inc. (“Shoreham”) on and as of October 14, 2011.

Revenues

Total revenues decreased 3.5% in the three months ended September 30, 2012, to $24.4 million from $25.3 million in the three months ended September 30, 2011.  The addition of Shoreham was more than offset by declines from the traditional loss of RLEC voice access line related revenues and the impact of the FCC’s ICC order.  The table below provides the components of our revenues for the three months ended September 30, 2012 compared to the same period of 2011.

	Three Months Ended September 30,		Change
	2011	2012	Amount	Percent
		(dollars in thousands)
Local services	$11,715	$11,003	$(712)	(6.1	) %
Network access	8,048	7,500	(548)	(6.8)
Cable television	770	788	18	2.3
Internet	3,442	3,682	240	7.0
Transport services	1,328	1,455	127	9.6
Total	$25,303	$24,428	$(875)	(3.5)

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Otelco Reports Third Quarter 2012 Results

November 6, 2012

Local services revenue decreased 6.1% in the quarter ended September 30, 2012 to $11.0 million from $11.7 million in the quarter ended September 30, 2011.  Shoreham added $0.2 million and Hosted PBX and wholesale network connection revenue in our CLEC increased $0.2 million. The FCC’s ICC order reduced or eliminated intrastate and local cellular revenue, with a portion of the RLEC decrease recovered through the Connect America Fund which is categorized as interstate access revenue. The impact on local service revenue in third quarter was a decrease of $0.9 million. The decline in RLEC voice access lines accounted for a decrease $0.2 million. Network access revenue decreased 6.8% in the third quarter 2012 to $7.5 million from $8.0 million in the quarter ended September 30, 2011. Shoreham added $0.3 million and special access added $0.2 million. Interstate and Intrastate toll decreases primarily associated with the FCC’s ICC order were partially offset by the new Connect America Fund revenue but still represented a decline of $1.0 million. Cable television revenue in the three months ended September 30, 2012, increased 2.3% to remain at $0.8 million in the three months ended September 30, 2012 and 2011.  Growth in IPTV subscribers, video on demand and the shift to high-definition packages in Alabama was offset by the decline in basic cable subscribers. Internet revenue for the third quarter 2012 increased 7.0% to $3.7 million from $3.4 million in the three months ended September 30, 2011. The growth was attributable to the Shoreham acquisition. Growth in other RLEC data lines was offset by the loss of dial-up subscribers outside of our service territory.  Transport services revenue increased 9.6% to $1.5 million from $1.3 million in the quarter ended September 30, 2011 from growth in both wide area network and wholesale transport services.

Operating Expenses

Operating expenses in the three months ended September 30, 2012, decreased 6.5% to $17.9 million from $19.2 million in the three months ended September 30, 2011.  Cost of services and products decreased 5.7% to $10.4 million in the quarter ended September 30, 2012, from $11.0 million in the quarter ended September 30, 2011. Shoreham added $0.3 million which was more than offset by reduced RLEC expenses, long distance costs and overhead expenses, including the reduction in employees implemented at the end of second quarter 2012. Selling, general and administrative expenses increased 1.9% to $3.3 million in the three months ended September 30, 2012, from $3.2 million in the three months ended September 30, 2011. Shoreham accounted for the additional $0.1 million and restructuring expenses accounted for an additional $0.6 million. These increases were mostly offset by lower operating costs, including the reduction in employees implemented at the end of second quarter 2012. Depreciation and amortization for third quarter 2012 decreased 6.7% to $4.6 million from $4.9 million in third quarter 2011.  Shoreham accounted for an increase of $0.2 million. Amortization of intangible assets associated with the Country Road acquisition increased $0.2 million, reflecting the shorter remaining life of the Time Warner Cable contract. The depreciation of RLEC assets decreased by $0.7 million. There was a goodwill impairment decrease of $0.3 million in the three months ended September 30, 2012 compared to no impairment in the same period in 2011. With the completion of the 2011 income tax work, the deferred tax associated with the Shoreham acquisition was updated, reducing the amount of goodwill associated with the acquisition. In second quarter 2012, the review of goodwill and long-lived assets had already shown all of the New England reporting units’ goodwill to be impaired resulting in the decrease in goodwill impairment.

Interest Expense

Interest expense decreased 8.8% to 5.7 million in the three months ended September 30, 2012, from $6.2 million in the quarter ended September 30, 2011. The decrease in interest expense was primarily driven by the lower effective interest rate on the outstanding balance on our long-term notes payable upon the expiration of our interest rate swaps in first quarter 2012.

Change in Fair Value of Derivatives

The Company had two interest rate swap agreements intended to hedge changes in interest rates on its senior debt that expired during first quarter 2012. The liability for the swap decreased $0.7 million in third quarter 2011, accounting for the difference.

Otelco Reports Third Quarter 2012 Results

November 6, 2012

Adjusted EBITDA

Adjusted EBITDA for the three months ended September 30, 2012, was $11.4 million compared to $11.1 million for the same period in 2011 and $10.8 million in the second quarter of 2012.  See financial tables for a reconciliation of Adjusted EBITDA to net income (loss).

Balance Sheet

As of September 30, 2012, the Company had cash and cash equivalents of $27.2 million compared to $12.4 million at the end of 2011.  The second quarter distribution of $3.2 million in interest to our IDS shareowners, and $0.3 million in interest to our bond holders, occurred on July 2, 2012 as June 30, 2012 was a non-banking day.  The third and fourth quarter interest to our IDS shareowners and bond holders has been deferred by the Board of Directors.

Capital Expenditures

Capital expenditures were $0.9 million for the quarter, reflecting continued investment in infrastructure and cost saving projects.

Third Quarter Earnings Conference Call

Otelco has scheduled a conference call, which will be broadcast live over the internet, on Wednesday, November 7, 2012, at 10:30 a.m. ET.  To participate in the call, participants should dial (719) 325-2495 and ask for the Otelco call 10 minutes prior to the start time.  Investors, analysts and the general public will also have the opportunity to listen to the conference call free over the internet by visiting the Company's website at www.OtelcoInc.com  or www.earnings.com. To listen to the live call online, please visit the website at least 15 minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live webcast, a replay of the webcast will be available on the Company's website at www.OtelcoInc.com or www.earnings.com for 30 days.  A one-week telephonic replay may also be accessed by calling (719) 457-0820 and using the Confirmation Code 8646648.

ABOUT OTELCO

Otelco Inc. provides wireline telecommunications services in Alabama, Maine, Massachusetts, Missouri, New Hampshire, Vermont and West Virginia.  The Company’s services include local and long distance telephone, network access, transport, digital high-speed data lines and dial-up internet access, cable television and other telephone related services. With approximately 100,000 voice and data access lines, which are collectively referred to as access line equivalents, Otelco is among the top 25 largest local exchange carriers in the United States based on number of access lines.  Otelco operates eleven incumbent telephone companies serving rural markets, or rural local exchange carriers.  It also provides competitive retail and wholesale communications services through several subsidiaries.  For more information, visit the Company’s website at www.OtelcoInc.com.

FORWARD LOOKING STATEMENTS

Statements in this press release that are not statements of historical or current fact constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements, including as a result of the inherent unreliability of guidance. In addition to statements which explicitly describe such risks and uncertainties, such as guidance related to Adjusted EBITDA, readers are urged to consider statements labeled with the terms “believes”, “belief,” “expects,” ‘intends,” “anticipates,” “plans,” or similar terms to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with the Securities and Exchange Commission.

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Otelco Reports Third Quarter 2012 Results

November 6, 2012

OTELCO INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	December 31,	September 30,
	2011	2012
Assets
Current assets
Cash and cash equivalents	$12,393,792	$27,184,689
Accounts receivable:
Due from subscribers, net of allowance for doubtful
accounts of $260,568 and $246,683, respectively	4,355,632	4,637,315
Unbilled receivables	2,183,465	2,068,608
Other	5,449,074	5,053,612
Materials and supplies	1,780,820	1,999,700
Prepaid expenses	1,328,475	1,505,162
Deferred income taxes	726,310	816,933
Total current assets	28,217,568	43,266,019

Property and equipment, net	65,881,975	57,925,140
Goodwill	188,954,840	44,956,840
Intangible assets, net	20,545,691	8,278,909
Investments	1,943,805	1,924,672
Deferred financing costs	4,485,324	4,058,049
Deferred income taxes	7,454,443	7,575,073
Other assets	240,667	505,358
Total assets	$317,724,313	$168,490,060

Liabilities and Stockholders' Deficit
Current liabilities
Accounts payable	$1,490,717	$1,228,228
Accrued expenses	6,034,104	11,331,331
Advance billings and payments	1,590,689	1,566,957
Deferred income taxes	353,285	387,720
Customer deposits	143,657	119,027
Total current liabilities	9,612,452	14,633,263
Deferred income taxes	48,112,384	23,179,653
Interest rate swaps	241,438	-
Advance billings and payments	615,584	801,921
Other liabilities	403,823	428,932
Long-term notes payable	271,106,387	271,020,389
Total liabilities	330,092,068	310,064,158

Stockholders' Deficit
Class A Common Stock, $.01 par value-authorized 20,000,000 shares;
issued and outstanding 13,221,404 shares	132,214	132,214
Retained deficit	(12,499,969)	(141,706,312)
Total stockholders' deficit	(12,367,755)	(141,574,098)
Total liabilities and stockholders' deficit	$317,724,313	$168,490,060

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Otelco Reports Third Quarter 2012 Results

November 6, 2012

OTELCO INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2012	2011	2012
Revenues	$25,302,747	$24,427,896	$76,195,806	$74,515,910

Operating expenses
Cost of services	10,985,814	10,360,737	32,762,538	32,038,028
Selling, general and administrative expenses	3,248,746	3,310,285	9,485,763	10,140,303
Depreciation and amortization	4,944,033	4,613,756	15,176,030	15,018,751
Long-lived assets impairment - PP&E	-	-	-	2,874,000
Long-lived assets impairment - intangibles	-	-	-	5,748,000
Goodwill impairment	-	(344,256)	-	143,653,744
Total operating expenses	19,178,593	17,940,522	57,424,331	209,472,826

Income (loss) from operations	6,124,154	6,487,374	18,771,475	(134,956,916)

Other income (expense)
Interest expense	(6,222,487)	(5,673,925)	(18,591,790)	(17,162,230)
Change in fair value of derivatives	654,791	-	1,641,032	241,438
Other income	6,189	1,293	388,686	311,505
Total other expenses	(5,561,507)	(5,672,632)	(16,562,072)	(16,609,287)

Income (loss) before income tax	562,647	814,742	2,209,403	(151,566,203)
Income tax benefit (expense)	322,815	(498,436)	(36,013)	24,690,134

Net income (loss) available to common stockholders	$885,462	$316,306	$2,173,390	$(126,876,069)

Common shares outstanding	13,221,404	13,221,404	13,221,404	13,221,404

Net income (loss) per common share	$0.07	$0.02	$0.16	$(9.60)

Dividends declared per common share	$0.18	$-	$0.53	$0.18

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Otelco Reports Third Quarter 2012 Results

November 6, 2012

OTELCO INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
	Nine Months Ended
	September 30,
	2011	2012
Cash flows from operating activities:
Net income (loss)	$2,173,390	$(126,876,069)
Adjustments to reconcile net income (loss) to cash flows from operating activities:
Depreciation	8,751,166	7,942,242
Amortization	6,424,864	7,076,509
Long-lived assets impairment - PP&E	-	2,874,000
Long-lived assets impairment - intangibles	-	5,748,000
Goodwill impairment	-	143,653,744
Amortization of debt premium	(76,595)	(85,998)
Amortization of loan costs	1,026,072	1,026,072
Change in fair value of derivatives	(1,641,032)	(241,438)
Provision for deferred income taxes	-	(24,765,293)
Provision for uncollectible revenue	545,338	351,854
Changes in operating assets and liabilities; net of operating assets and liabilities acquired:
Accounts receivables	(1,654,102)	(123,220)
Material and supplies	(182,086)	(218,880)
Prepaid expenses and other assets	111,735	(443,247)
Accounts payable and accrued liabilities	(17,338)	4,840,028
Advance billings and payments	(141,154)	162,605
Other liabilities	39,841	195,186

Net cash from operating activities	15,360,099	21,116,095

Cash flows used in investing activities:
Acquisition and construction of property and equipment	(8,448,004)	(3,396,129)

Net cash used in investing activities	(8,448,004)	(3,396,129)

Cash flows used in financing activities:
Cash dividends paid	(6,990,817)	(2,330,272)
Principal repayment of long-term debt	(385,828)	-
Loan origination costs	-	(598,797)

Net cash used in financing activities	(7,376,645)	(2,929,069)

Net (decrease) increase in cash and cash equivalents	(464,550)	14,790,897
Cash and cash equivalents, beginning of period	18,226,374	12,393,792

Cash and cash equivalents, end of period	$17,761,824	$27,184,689

Supplemental disclosures of cash flow information:
Interest paid	$17,642,313	$13,058,959

Income taxes paid	$165,061	$76,749

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